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                           AmerUs Life Holdings, Inc.

                Exhibit 12.1 - Statement Re Computation of Ratios

    Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

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                                      Nine Months Ended                                           Year Ended
                                        September 30,                                             December 31,

                                        1996       1995                    1995       1994       1993       1992       1991
(Dollars in thousands)    Historical  Pro forma             Historical   Pro forma

Earnings:

Income before income
  taxes and accounting
   changes                 $101,597    $96,800    $83,874    $110,550    $104,300    $26,131    $55,775    $57,312    $69,314

Add, Combined Fixed
Charges and Preferred
  Stock Dividends             1,154     12,620      1,576       2,356      16,623      5,423      6,991     10,532     12,422
                           ------------------------------    ----------------------------------------------------------------

Adjusted Earnings          $102,751   $109,420    $85,450    $112,906    $120,923    $31,554    $62,766    $67,844    $81,736
                           ------------------------------    ----------------------------------------------------------------
                           ------------------------------    ----------------------------------------------------------------


Fixed Charges:

Interest on indebtedness
  Historical                 $1,154     $1,154     $1,576      $2,356      $2,356     $5,423     $6,991    $10,532    $12,422
  Pro forma                              3,169                              4,225

Amortization of debt
  expense, pro forma                     3,235                              3,292
                            -----------------------------    --------------------     ------    -----------------------------

  Total Fixed Charges        $1,154     $7,558     $1,576      $2,356      $9,873     $5,423     $6,991    $10,532    $12,422

Pre-tax earnings to
  cover preferred stock
   dividends                             5,062                              6,750
                            -----------------------------    ----------------------------------------------------------------

Combined Fixed Charges
  and Preferred Stock
   Dividends                 $1,154    $12,620     $1,576      $2,356     $16,623     $5,423     $6,991    $10,532    $12,422
                            -----------------------------    --------------------    ----------------------------------------
                            -----------------------------    --------------------    ----------------------------------------

Ratio of Earnings to
  Combined Fixed
  Changes and Preferred
  Stock Dividends             89.04       8.67      54.22       47.92        7.27       5.82       8.98       6.44       6.58

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